                                CREDIT AGREEMENT



                             Dated as of May 1, 2000

                                      among

                           ML MACADAMIA ORCHARDS, L.P.
                               ML RESOURCES, INC.

                                   as Borrower

                                       and

                     PACIFIC COAST FARM CREDIT SERVICES, PCA


                                    as Lender

                              Loan No. ____________

                                INDEX OF EXHIBITS


Exhibit A            - Form of Notice of Revolving Advance

Exhibit B            - Form of Certification Regarding Compliance
                       with Financial Covenants

                  THIS CREDIT AGREEMENT ("Agreement"), dated as of May 1, 2000, is by and among ML MACADAMIA ORCHARDS, L.P., a Delaware limited partnership, and ML RESOURCES, INC., a Hawaii corporation (collectively, "Borrower"), and PACIFIC COAST FARM CREDIT SERVICES, PCA, ("Lender") with respect to the following facts:

                                    RECITALS

         1. Borrower has requested that Lender extend to Borrower certain financial accommodations. Lender is willing to do so on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                                   ARTICLE I.

                                  GENERAL TERMS

         1.1 CERTAIN DEFINED TERMS. As used in this Agreement, all terms defined in the preamble to this Agreement shall have the meanings set forth therein, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acquisition" shall mean the purchase by MLO of certain assets from Kau Agribusiness Co. Inc, a Hawaii corporation, Kau Sugar, Inc., a Hawaii corporation, Mauna Kea Macadamia Orchards, Inc., a Hawaii corporation, and Mauna Kea Agribusiness Co., Inc., a Hawaii corporation, pursuant to that certain Asset Purchase Agreement dated as of March 14, 2000.

                  "Affiliate" shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with the Borrower. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to the Borrower, any person, or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Borrower, any person, or entity, whether through the ownership of voting shares, by contract or otherwise.

                  "Agreement" shall mean this Credit Agreement, including all amendments, modifications, and supplements hereto and any appendices, exhibits, or schedules to any of the foregoing.

                  "Bankruptcy Code" shall mean 11 U.S.C.Section 101, ET
SEQ., as in effect from time to time. "Base Rate" shall mean a floating rate of interest: (a) with respect to the Revolving Loan, the Prime Rate plus a margin equal on the Closing Date to zero percent (0.00%), and thereafter to such other margin as may become applicable under Section 2.4(c); (b) with respect to Term Loan Tranche A, the Prime Rate plus a margin equal on the Closing Date to zero percent (0.00%), and thereafter to such other margin as may become applicable under Section 2.5(c); and (c) with respect to Term Loan Tranche B, the Prime Rate plus a margin equal to three percent (3.00%).

                  "Borrower" shall mean ML Macadamia Orchards, L.P., a Delaware limited partnership, and ML Resources, Inc., a Hawaii corporation.

                  "Business Day" shall mean any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in the State of California.

                  "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of Borrower, any such lease under which Borrower is the lessor.

                  "Charges" shall mean all federal, state, county, city, municipal, local, foreign, or other governmental taxes (including, without limitation, taxes owed to the Pension Benefit Guaranty Corporation or any successor) at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income, or gross receipts of Borrower, (iv) Borrower's ownership or use of any of its assets, or (v) any other aspect of Borrower's business.

                  "Closing Date" shall mean the date set forth in the preamble to this Agreement, or such other date on which this Agreement is closed.

                  "Collateral" shall mean any and all property of Borrower in which Lender now or hereafter has a Lien to secure all or any part of the Obligations to Lender.

                  "Collection Account" shall mean a bank account in the name of Lender at a bank chosen by Borrower and reasonably acceptable to Lender.

                  "Consolidated Cash Flow" shall mean, for any period, for MLO and its Subsidiaries on a consolidated basis, the sum (without duplication) of:
(a) Consolidated Net Income; plus (b) the sum of (i) extraordinary non-cash losses, (ii) interest expense (including the interest portion of any capitalized lease obligations), (iii) depletion, depreciation and amortization, and (iv) losses on asset sales (excluding the cash portion of any loss),; minus (c) the sum of (i) extraordinary gains, (ii) gains on asset sales (excluding the cash portion on any gain associated with the sale of property held for investment purposes), and (iii) Maintenance Capital Expenditures.

                  "Consolidated Debt Coverage Ratio" shall mean, as at any date of determination, the ratio of Consolidated Cash Flow for any period to Consolidated Debt Service for such period.

                  "Consolidated Debt Service" shall mean, for any period, for MLO and its Subsidiaries on a consolidated basis, the sum (without duplication) of the following: (a) interest expense (including the interest portion of any capitalized lease obligations); and (b) scheduled principal payments (including the principal portion of capitalized lease obligations).

                  "Consolidated EBITDA" shall mean, for any period, for MLO and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus (b) the sum of (i) Federal, state, local, and foreign income taxes, (ii) interest expense (including the interest portion of any capitalized lease obligations), (iii) depletion, depreciation and amortization, and (iv) extraordinary losses; minus (c) the sum of (I) gains on asset sales, and (II) extraordinary gains.

                  "Consolidated Funded Debt" shall mean, as at any date of determination, for MLO and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) indebtedness for borrowed money or guarantees of borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, including certain contingent obligations such as letter of credit reimbursement agreements, and (c) obligations under capitalized leases.

                  "Consolidated Funded Debt to Consolidated EBITDA Ratio" shall mean, as at any date of determination, the ratio of Consolidated Funded Debt, as of such date of determination, to Consolidated EBITDA, as of such date of determination.

                  "Consolidated Net Cash Flow" shall mean, for any period, for MLO and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus (b) the sum of (i) extraordinary non-cash losses, (ii) depletion, depreciation and amortization, and (iii) losses on asset sales; minus (c) the sum of (i) extraordinary gains, (ii) gains on asset sales (excluding the cash portion on any gain associated with the sale of property held for investment purposes), (iii) principal payments on term debt (including the interest portion of any capitalized lease obligations), and (iv) Maintenance Capital Expenditures.

                  "Consolidated Net Income" shall mean, for any period, on a consolidated basis, the net income, if any, of MLO, determined in accordance with GAAP.

                  "Consolidated Partners Capital" shall mean, as at any date of determination, the gross book value of the assets of MLO, less (a) reserves applicable thereto, and (b) all liabilities (including subordinated liabilities), in each case determined in accordance with GAAP and measured on a consolidated basis..

                  "Consolidated Total Capitalization" shall mean, as of any date of determination, for MLO and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) Consolidated Funded Debt, and (b) Consolidated Partners Capital.

                  "Current Assets" shall mean, as at any date of determination, the current assets of MLO determined in accordance with GAAP.

                  "Current Liabilities" shall mean, as at any date of determination, the current liabilities of MLO determined in accordance with GAAP.

                  "Default" shall mean any event or circumstance which, with the passage of time or the giving of notice or both, would unless remedied or waived, become an Event of Default.

                  "Default Rate" shall mean a rate of interest that is three percent (3.00%) per annum higher than the rate otherwise applicable.

                  "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Borrower to Lender in conjunction with this Agreement.

          "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 ET SEQ.) ("CERCLA");
the Hazardous Material Transportation Act, as amended (49 U.S.C.
Sections 1801 ET SEQ.); the Federal Insecticide, Fungicide, and
Rodenticide Act, as amended (7 U.S.C. Sections 136 ET SEQ.); the
Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections
6901 ET SEQ.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Sections 2601 ET SEQ.); the Clean Air Act, as amended (42 U.S.C.
Sections 7401 ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 ET SEQ.); the Occupational Safety and
Health Act, as amended (29 U.S.C. Sections 651 ET SEQ.); and the Safe
Drinking Water Act, as amended (42 U.S.C. Sections 300(f) ET SEQ.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean, with respect to Borrower, any trade or business (whether or not incorporated) under common control with Borrower and which, together with Borrower, are treated as a single employer within the meaning of Section 4001(a) of ERISA.

                  "Eurodollar Business Day" shall mean a business day on which banks generally in the City of London are open for interbank or foreign exchange transactions.

                  "Event of Default" shall have the meaning assigned to it in
Section 10.1.

                  "Farm Credit One-Year Discount Note Rate" shall mean, at any time, the all-in cost paid by Western Farm Credit Bank on one-year Farm Credit Discount Notes made available to Western Farm Credit Bank by the Federal Farm Credit Banks Funding Corporation.

                  "Farm Credit Medium Term Note Rate" shall mean, at any time, the all-in cost paid by Western Farm Credit Bank on Farm Credit Medium Term Notes for periods of two years, five years, or the period through the Term Loan Termination Date, as applicable, made available to Western Farm Credit Bank by the Federal Farm Credit Banks Funding Corporation.

                  "Fees" shall mean any fees referred to in Section 2.8, including the Loan Fee and the Unused Commitment Fee, any prepayment surcharge, and any other fees due to Lender pursuant to the Loan Documents.

                  "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower.

                  "Fiscal Year" shall mean the 12-month period of Borrower ending December 31 of each year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless Lender shall consent in writing to such change.

                  "Fixed Rate" shall mean: (a) with respect to any portion of the Revolving Loan that Borrower elects at any time pursuant to Section 2.4(b) to convert to a fixed rate of interest, the applicable LIBO Rate as of the date of such election plus a margin equal on the Closing Date to one and seventy-five one hundredths percent (1.75%), and thereafter to such other margin as may become applicable under Section 2.4(c); (b) with respect to any portion of Term Loan Tranche A that Borrower elects at any time pursuant to Section 2.5(b) to convert to a fixed rate of interest, the applicable LIBO Rate as of the date of such election plus a margin equal on the Closing Date to one and seventy-five one hundredths percent (1.75%), and thereafter to such other margin as may become applicable under Section 2.5(c), and (c) with respect to Term Loan Tranche B, (i) for Interest Periods of one (1) year, the applicable Farm Credit One-Year Discount Note Rate plus a margin equal on the Closing Date to two percent (2.00%), and thereafter to such other margin as may become applicable under Section 2.6(b), (ii) for Interest Periods of two (2) years or five (5) years, the applicable Farm Credit Medium Term Note Rate plus a margin equal on the Closing Date to two percent (2.00%), and thereafter to such other margin as may become applicable under Section 2.6(b), and (iii) for the Interest Periods commencing on the Closing Date and expiring on the Term Loan Maturity Date, the applicable Farm Credit Medium Term Note Rate plus a margin of two percent (2.00%).

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Material" shall mean any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority in any jurisdiction in which Borrower has owned, leased or operated real property or disposed of hazardous materials, or by the United States Government, including any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" or other similar term of phrase under any such law, (ii) petroleum, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ. (42 U.S.C.
Section 6903), or (v) defined as a "hazardous substance" pursuant to Section
101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, ET SEQ. (42 U.S.C. Section 9601).

                  "Indebtedness" of any Person shall mean all obligations for borrowed money (including the present value of capitalized lease obligations) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, and guarantees, letters of credit (other than letters of credit to support trade payables) and endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support indebtedness for borrowed money of others, but excluding existing guarantees outstanding on the Closing Date (and extensions or renewals thereof).

                  "Interest Determination Date" shall mean the date, as designated by Borrower pursuant to Section 2.4, Section 2.5 or Section 2.6, on which a portion of the Revolving Advances or a portion of the Term Loan shall begin to bear interest at a Fixed Rate.

                  "Interest Period" shall mean (a) with respect to any portion of interest on Revolving Advances that Borrower elects to have bear interest at a Fixed Rate, a period beginning on the Interest Determination Date and ending, at Borrower's election, either one (1) month, two (2) months, three (3) months, six (6) months, or twelve (12) months thereafter, (b) with respect to any portion of interest on Term Loan Tranche A that Borrower elects to have bear interest at a Fixed Rate, a period beginning on the Interest Determination Date and ending, at Borrower's election, either three (3) months, six (6) months, or twelve (12) months thereafter, and
(c) with respect to interest on Term Loan Tranche B, a period beginning on the Interest Determination Date and ending, at Borrower's election, either one (1) year, two (2) years, or five (5) years thereafter or, only with respect to an election made in connection with the Closing Date, ending on the Maturity Date for Term Loan Tranche B.

                  "Lender" shall mean PCFC.

                  "LIBO Rate" shall mean, for any Interest Determination Date, the rate offered from time to time for U.S. Dollar deposits for the Interest Period selected, as quoted by Telerate News Service on page 3750 recorded as of 11:00 A.M. London setting time (or, if the page 3750 of the Telerate News Service is unavailable, the comparable reference on the Reuters Screen LIBOR Page or such other quotation service as may be chosen by Lender) on the second full Eurodollar Business Day preceding the beginning of the Interest Period; PROVIDED, that if two or more of such offered rates appear on Telerate (or on the Reuters Screen LIBOR Page or alternative service, as the case may be), the "LIBO Rate" shall be highest of the two rates quoted.

                  "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

                  "Loan Documents" shall mean this Agreement, the Revolving Loan Note of even date herewith, the Term Note of even date herewith, the Security Documents, and all other agreements, instruments, documents, and certificates identified in any Schedule of Documents listing documents to be delivered by Borrower to Lender and including all other pledges, powers of attorney, consents, assignments, contracts and agreements whether heretofore, now, or hereafter executed by or on behalf of Borrower or any of its Affiliates, or any employee of Borrower or any of its Affiliates, and delivered to Lender in connection with this Agreement, or any previous versions of this Agreement or the transactions contemplated thereby or hereby.

                  "Maintenance Capital Expenditures" shall mean capital expenditures for maintenance and enhancement of MLO's business operations.

                  "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, operations, or financial or other condition of Borrower, (ii) Borrower's ability to pay the Obligations in accordance with the terms thereof, or (iii) the Collateral or Lender's Liens on the Collateral or the priority of any such Lien, or (iv) Lender's rights and remedies under this Agreement and the other Loan Documents.

                  "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 2.7(e).

                  "Maximum Revolving Loan" shall mean Five Million Dollars ($5,000,000).

                  "MLO" shall mean ML Macadamia Orchards, L.P., a Delaware limited partnership.

                  "Notice of Revolving Advance" shall have the meaning assigned to it in Section 2.1(b).

                  "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable and whether or not allowed as a claim in any proceeding referred to in Section 10.1(i) or 10.1(j)) owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes the Revolving Loan, the Term Loan, all principal, interest, Fees, charges, expenses, attorneys' fees and any other sum chargeable to Borrower under this Agreement or any of the Loan Documents.

                  "PACA" shall mean the Perishable Agricultural Commodities Act, 7 U.S.C. Section 499e(c) (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

                  "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or which are currently being contested in good faith by appropriate proceedings and which at all times are junior and subordinate to the Lien of Lender; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower; (v) inchoate and unperfected workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business; (vi) carriers', warehousemen's, or other similar possessory Liens arising in the ordinary course of business and securing indebtedness either not yet due and payable or which are currently being contested in good faith by appropriate proceedings; (viii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (ix) an attachment or judgment Lien, but only for a period of thirty (30) days following attachment of such Lien and such attachment or judgment lien shall cease to be a Permitted Lien if the obligation that it secures has not been satisfied or bonded during such thirty (30) day period; (x) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; (xi) Liens existing as of the Closing Date as identified in Part (E) of the Disclosure Schedule, but only securing the debt and covering the property referred to therein, (xii) Liens to secure Indebtedness arising from development of investment properties, provided that the Liens do not encumber any asset other than the asset benefitting from the improvement, and (xiii) security interests securing purchase money indebtedness and liens covering property other than Collateral, in each case to the extent permitted by Section 8.4.

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  "Prime Rate" shall mean the "Prime" rate as published from time to time in the Eastern Edition of The Wall Street Journal, regardless of whether such rate is actually charged by any bank, or, in the event that THE WALL STREET JOURNAL ceases publication of such rate, in such other nationally recognized financial publication of general circulation as Lender may, from time to time, designate in writing based on Lender's reasonable determination that the rate so published is comparable to the "Prime" rate published in the Eastern Edition of THE WALL STREET JOURNAL.

                  "Restricted Payment" shall mean (a) any payment or other distribution, direct or indirect, in respect of any partnership interest or stock in

Borrower, except a distribution payable solely in additional partnership interest or stock, and (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any partnership interest or stock or (c) any payment, loan, contribution, or other transfer of funds or other property to any partner or stockholder of Borrower except for reasonably equivalent value.

                  "Revolving Advance" shall have the meaning ascribed to such term in Section 2.1(a).

                  "Revolving Loan" shall mean the aggregate amount of Revolving Advances outstanding at any time.

                  "Revolving Loan Maturity Date" shall mean May 1, 2004; provided, that if the Obligations shall become due and payable in accordance with Section 10.2 or any other provision of this Agreement, then the Revolving Loan Maturity Date shall be the date on which the Obligations become due and payable.

                  "Security Documents" shall mean all security agreements, assignments, and other similar documents delivered by Borrower to Lender pursuant to which Borrower grants to Lender a security interest in, assignment of, or Lien upon any property of Borrower, including all amendments, modifications and supplements thereto.

                  "Subsidiary" shall mean any corporation, association or business entity of which Borrower owns, directly or indirectly, more than fifty percent of the voting securities or which Borrower otherwise controls.

                  "Tangible Net Worth" shall mean the gross book value of the assets of MLO (exclusive of goodwill, patents, trademarks, trade names, organization expense unamortized debt discount and expense, deferred charges and other like intangibles) less (i) reserves applicable thereto and (ii) all liabilities (including subordinated liabilities), in each case determined in accordance with GAAP (provided an adjustment shall be made to eliminate the effect of FAS 109), and as reasonably determined by Lender in accordance with GAAP.

                  "Working Capital" shall mean Current Assets less Current Liabilities.

         1.2 ACCOUNTING TERMS. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

         1.3 CERTAIN MATTERS OF CONSTRUCTION. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to a "Section," "Exhibit," or "Schedule" shall refer to the relevant Section or, Exhibit, or Schedule to this Agreement, unless specifically indicated to the contrary. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine or neuter. The term "including" shall not be limiting or exclusive, unless specifically indicated to the contrary.


                                   ARTICLE II.

                           AMOUNT AND TERMS OF CREDIT

         1.4 REVOLVING ADVANCES.

                  (1) REVOLVING ADVANCES TO BE MADE AVAILABLE. Upon and subject to the terms and conditions hereof, Lender agrees to make available, from time to time, until the Revolving Loan Maturity Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Revolving Advance") that shall not exceed the Maximum Revolving Loan. The amount of any Revolving Advance shall be not less than Fifty Thousand Dollars ($50,000) and shall be in integral multiples of One Thousand Dollars ($1,000). The Revolving Loan shall be evidenced by the Revolving Loan Promissory Note to be executed and delivered by Borrower to Lender on the Closing Date.

                  (2) REQUESTS FOR ADVANCES. If Borrower desires to receive a Revolving Advance, Borrower shall deliver a notice (a "Notice of Revolving Advance") to Lender substantially in the form of Exhibit A no later than 2:00 p.m. (California time) on the Business Day prior to the date of the proposed Revolving Advance. Lender shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Notice of Revolving Advance reasonably believed by Lender to be genuine. Upon the close of business on the date of the proposed Revolving Advance, Lender shall make the Revolving Advance available to Borrower unless Lender determines that Borrower is not entitled to such Revolving Advance under the terms of this Agreement. All notices delivered pursuant to this Section 2.1(b) shall be delivered by facsimile to the facsimile number set forth in Section 11.9 or to such other facsimile number as a party hereto shall designate in writing pursuant to the provisions of Section 11.9.

                  (3) REVOLVING NATURE OF LOAN; REPAYMENT OF LOAN. The Revolving Loan is a revolving line of credit and Borrower may borrow, repay principal, and reborrow in accordance with the terms of this Agreement; PROVIDED that Borrower shall provide Lender with one (1) day's advance notice of any repayment. Repayments of principal shall be not less than Fifty Thousand Dollars ($50,000) and shall be in integral multiples of One Thousand Dollars ($1,000). The Revolving Loan shall mature and shall become due and payable in full on the Revolving Loan Maturity Date.

         1.5 TERM LOAN.

                  (1) ADVANCE OF TERM LOAN. Upon and subject to the terms and conditions hereof, Lender shall advance the Term Loan to Borrower on the Closing Date. The Term Loan shall be evidenced by the Term Loan Promissory Note to be executed and delivered by Borrower to Lender on the Closing Date.

                  (2) PRINCIPAL PAYMENTS -- TERM LOAN TRANCHE A. With respect to Term Loan Tranche A, Borrower shall pay to Lender annual principal installments of Two Hundred Thousand Dollars ($200,000) commencing on May 1, 2001 and continuing on the first day of May in each year thereafter through and including May 1, 2005; PROVIDED, that all unpaid principal, accrued interest and other amounts evidenced by the Term Loan Promissory Note shall be due and payable in full on the Term Loan Maturity Date.

                  (3) PRINCIPAL PAYMENTS -- TERM LOAN TRANCHE B. With respect to Term Loan Tranche B, Borrower shall pay to Lender, annual principal installments of Two Hundred Thousand Dollars ($200,000) commencing on May 1, 2001 and continuing on the first day of May in each year thereafter through and including May 1, 2005. Thereafter, Borrower shall pay to Lender, annual principal installments of Four Hundred Thousand Dollars ($400,000) commencing on May 1, 2006 and continuing on the first day of May in each thereafter through and including May 1, 2010; PROVIDED, that all unpaid principal, accrued interest and other amounts evidenced by the Term Loan Promissory Note shall be due and payable in full on the Term Loan Maturity Date.

         1.6 PREPAYMENTS.

                  (1) PREPAYMENT IN FULL. Borrower shall have the right at any time to voluntarily prepay the entire amount of the outstanding Revolving Loan and the entire amount of the outstanding Term Loan and to terminate this Agreement upon at least three (3) Business Days notice to Lender, without premium or penalty except Borrower shall pay to Lender a prepayment surcharge calculated in accordance with Section 2.3(c). Prepayment in full shall be accompanied by the payment of all accrued and unpaid interest and all Fees and other remaining Obligations.

                  (2) PARTIAL PREPAYMENT. Borrower shall have the right at any time to voluntarily prepay any portion of the Term Loan, or any portion of the Revolving Loan subject to a Fixed Rate, upon at least three (3) Business Days notice to Lender, without premium or penalty except Borrower shall pay to Lender, a prepayment surcharge calculated in accordance with Section 2.3(c). Unless otherwise approved by Lender, any prepayment of the Term Loan shall be applied pro rata, based on the respective aggregate principal amounts then outstanding, to Term Loan Tranche A and Term Loan Tranche B, shall be applied in inverse order of maturity, and shall not reduce the amount of any installment payments to Lender.

                  (3) PREPAYMENT SURCHARGE. At the time that Borrower makes any Prepayment, Borrower shall simultaneously pay to Lender, a prepayment surcharge for each Fixed Rate portion of the Term Loan and the Revolving Loan so prepaid, calculated as follows:

                           (1) For each portion of the Revolving Loan or the
Term Loan bearing interest at a Fixed Rate calculated with respect to the LIBO Rate or the Farm Credit One-Year Discount Note Rate, the prepayment surcharge shall be equal to any funding losses incurred by Lender as a result of such prepayment, including any loss or unreimbursed expense arising from the redeployment of funds, calculated according to any reasonable methodology established by Lender; and

                           (2) For each portion of the Term Loan bearing
interest at a Fixed Rate calculated with respect to the Farm Credit Medium Term Note Rate, the prepayment surcharge shall be equal to the present value of any loss of earnings incurred by Lender as a result of such prepayment, including any loss or unreimbursed expense arising from the redeployment of funds, calculated according to any reasonable methodology established by Lender.


         1.7 INTEREST RATE ON REVOLVING ADVANCES.

                  (1) BASE RATE. Revolving Advances hereunder shall bear interest at the Base Rate, unless Borrower elects to convert the interest rate to a Fixed Rate for the period selected by Borrower in accordance with the provisions of Section 2.4(b).

                  (2) FIXED RATE FOR REVOLVING LOAN. Borrower may, from time to time, elect to convert all or a portion of the outstanding Revolving Advances to a Fixed Rate; PROVIDED, that (i) at least two (2) Business Days prior to the proposed Interest Determination Date, Borrower has provided Lender with written notice of such election, the requested Interest Determination Date, the amount of the Revolving Advances to be converted, and the requested Interest Period for the amount to be converted, (ii) at the time of delivery of such written notice and upon the date of conversion, no Default or Event of Default exists under this Agreement, (iii) at no time shall there be more than five (5) outstanding tranches of the Revolving Loan bearing interest at a Fixed Rate, (iv) the last day of the Interest Period chosen by Borrower shall not extend beyond the Revolving Loan Maturity Date, and (v) the amount converted to a Fixed Rate at any one time shall be not less than Fifty Thousand Dollars ($50,000) and any amounts in excess thereof shall be in integral multiples of Fifty Thousand Dollars ($50,000). Any election by Borrower pursuant to this Section 2.4(b) shall be irrevocable during the Interest Period selected by Borrower, and that portion of the Revolving Loan so converted shall bear interest at the applicable Fixed Rate until the expiration of the applicable Interest Period at which time, unless another Fixed Rate has been duly elected by Borrower pursuant to this
Section 2.4(b), the interest rate for such portion of the Revolving Loan will automatically convert to the Base Rate.

                  (3) ADJUSTMENT IN MARGIN APPLICABLE TO BASE RATE AND TO FIXED RATE ELECTIONS FOR REVOLVING LOAN. With respect to the Revolving Loan, the margin applicable to the Base Rate and the Fixed Rate shall be adjusted on an annual basis in the manner and to the extent provided in this Section 2.4(c). If, as of the end of any Fiscal Year, Borrower's Consolidated Funded Debt to Consolidated EBITDA Ratio, for the period of such Fiscal Year falls within any of the levels listed below, then the margin applicable to the Base Rate and the Fixed Rate for the next Fiscal Year shall be adjusted, in the manner set forth below, to the applicable margin for such level listed below:

Consolidated Funded Debt                              Applicable Margin      Applicable Margin
to Consolidated EBITDA Ratio Level                       Fixed Rate              Base Rate
----------------------------------                       ----------              ---------

1.25:1 or greater                                           2.00%                  0.25%
Less than 1.25:1 but equal to or greater than 0.75:1        1.75%                  0.00%
Less than 0.75:1                                            1.50%                  0.00%

Any change to the applicable margin shall become effective as of the first (1st) day of the month after Borrower's delivery to Lender of the financial statements required to be delivered to Lender pursuant to Section 6.1(b) demonstrating to Lender's reasonable satisfaction that a change in the margin should occur; provided that a change in the margin shall not change the Fixed Rate applicable to an Interest Period that commenced prior to the date on which the margin changes. Notwithstanding anything to the contrary in the foregoing, if a Default or Event of Default shall have occurred and be continuing on either the date that Borrower elects to convert a portion of the Revolving Loan to a Fixed Rate or upon the Interest Determination Date, then Borrower shall have no right to elect a Fixed Rate.

         1.8 INTEREST RATE ON TERM LOAN TRANCHE A.

                  (1) BASE RATE. Term Loan Tranche A shall bear interest at the Base Rate, unless Borrower elects to convert the interest rate to a Fixed Rate for the period selected by Borrower in accordance with the provisions of Section 2.5(b).

                  (2) DESIGNATION OF FIXED RATES. Borrower may, from time to time, elect to convert all or a portion of Term Loan Tranche A to a Fixed Rate; PROVIDED, that (i) at least two (2) Business Days prior to the proposed Interest Determination Date, Borrower has provided Lender with written notice of such election, the requested Interest Determination Date, the amount of Term Loan Tranche A to be converted, and the requested Interest Period for the amount to be converted, (ii) at the time of delivery of such written notice and upon the date of conversion, no Default or Event of Default exists under this Agreement,
(iii) at no time shall there be more than four (4) outstanding tranches of Term Loan Tranche A bearing interest at a Fixed Rate, (iv) the last day of the Interest Period chosen by Borrower shall not extend beyond the Term Loan Maturity Date, and (v) the amount converted to a Fixed Rate at any one time shall be not less than Two Hundred Fifty Thousand Dollars ($250,000) and any amounts in excess thereof shall be in integral multiples of Fifty Thousand Dollars ($50,000). Any election by Borrower pursuant to this Section 2.5(b) shall be irrevocable during the Interest Period selected by Borrower, and that portion of Term Loan Tranche A so converted shall bear interest at the applicable Fixed Rate until the expiration of the applicable Interest Period at which time, unless another Fixed Rate has been duly elected by Borrower pursuant to this Section 2.5(b), the interest rate for such portion of Term Loan Tranche A will automatically convert to the Term Loan Tranche A Base Rate.

                  (3) ADJUSTMENT IN MARGIN APPLICABLE TO BASE RATE AND TO FIXED RATE ELECTIONS FOR TERM LOAN TRANCHE A. With respect to Term Loan Tranche A, the margin applicable to the Base Rate and the Fixed Rate shall be adjusted on an annual basis in the manner and to the extent provided in this Section 2.5(c). If, as of the end of any Fiscal Year, Borrower's Consolidated Funded Debt to Consolidated EBITDA Ratio, for the period of such Fiscal Year falls within any of the levels listed below, then the margin applicable to the Base Rate and the Fixed Rate for the next Fiscal Year shall be adjusted, in the manner set forth below, to the applicable margin for such level listed below:

Consolidated Funded Debt                             Applicable Margin   Applicable Margin
to Consolidated EBITDA Ratio Level                       Fixed Rate         Base Rate
----------------------------------                       ----------         ---------

1.25:1 or greater                                           2.00%            0.25%
Less than 1.25:1 but equal to or greater than 0.75:1        1.75%            0.00%
Less than 0.75:1                                            1.50%            0.00%

Any change to the applicable margin shall become effective as of the first (1st) day of the month after Borrower's delivery to Lender of the financial statements required to be delivered to Lender pursuant to Section 6.1(b) demonstrating to Lender's reasonable satisfaction that a change in the margin should occur; provided that a change in the margin shall not change the Fixed Rate applicable to an Interest Period that commenced prior to the date on which the margin changes. Notwithstanding anything to the contrary in the foregoing, if a Default or Event of Default shall have occurred and be continuing on either the date that Borrower elects to convert a portion of Term Loan Tranche A to a Fixed Rate or upon the Interest Determination Date, then Borrower shall have no right to elect a Fixed Rate.

         1.9 INTEREST RATE ON TERM LOAN TRANCHE B.

                  (1) DESIGNATION OF FIXED RATES. Borrower shall, from time to time, designate a Fixed Rate to be applicable to all or a portion of Term Loan Trance B; PROVIDED, that (i) at least two (2) Business Days prior to the proposed Interest Determination Date, Borrower has provided Lender with written notice of such designation, the requested Interest Determination Date, the amount of Term Loan Tranche B so designated, and the requested Interest Period for the amount so designated, (ii) at the time of delivery of such written notice and upon the date of conversion, no Default or Event of Default exists under this Agreement, (iii) at no time shall there be more than four (4) outstanding interest rate tranches of Term Loan Tranche B, (iv) the last day of the Interest Period chosen by Borrower shall not extend beyond the Term Loan Maturity Date, and (v) the amount so designated shall be not less than Five Hundred Thousand Dollars ($500,000) and any amounts in excess thereof shall be in integral multiples of Five Thousand Dollars ($5,000). Any designation by Borrower pursuant to this Section 2.6(a) shall be irrevocable during the Interest Period designated by Borrower, and that portion of Term Loan Tranche B so designated shall bear interest at the applicable Fixed Rate until the expiration of the applicable Interest Period. Borrower's failure to designate a new Interest Period upon the expiration of a previous Interest Period shall constitute an Event of Default and the portion of Term Loan Tranche B not subject to a designated Interest Period shall bear interest at the Default Rate.

                  (2) ADJUSTMENT IN MARGIN APPLICABLE TO FIXED RATE DESIGNATIONS FOR TERM LOAN TRANCHE B. With respect to Term Loan Tranche B, the margin applicable to the Fixed Rate shall be adjusted on an annual basis in the manner and to the extent provided in this Section 2.6(b). If, as of the end of any Fiscal Year, Borrower's Consolidated Funded Debt to Consolidated EBITDA Ratio, for the period of such Fiscal Year falls within any of the levels listed below, then the margin applicable to the Fixed Rate for the next Fiscal Year shall be adjusted, in the manner set forth below, to the applicable margin for such level listed below:

Consolidated Funded Debt                             Applicable Margin
to Consolidated EBITDA Ratio Level                       Fixed Rate
----------------------------------                       ----------

1.25:1 or greater                                          2.25%
Less than 1.25:1 but equal to or greater than 0.75:1       2.00%
Less than 0.75:1                                           1.75%

Any change to the applicable margin shall become effective as of the first (1st) day of the month after Borrower's delivery to Lender of the financial statements required to be delivered to Lender pursuant to Section 6.1(b) demonstrating to Lender's reasonable satisfaction that a change in the margin should occur; provided that a change in the margin shall not change the Fixed Rate applicable to an Interest Period that commenced prior to the date on which the margin changes. Notwithstanding anything to the contrary in the foregoing, if a Default or Event of Default shall have occurred and be continuing on either the date that Borrower elects to convert a portion of Term Loan Tranche B to a Fixed Rate or upon the Interest Determination Date, then Borrower shall have no right to elect a Fixed Rate and such portion of Term Loan Tranche B shall thereafter bear interest at the Default Rate.


         1.10 OTHER INTEREST PROVISIONS.

                  (1) INTEREST PAYMENT DATES. Interest shall be due and payable on the first day of each calendar quarter with respect to all interest accrued on the Revolving Loan and the Term Loan during the preceding calendar quarter; PROVIDED, that if any Interest Period shall mature prior to the first day of a calendar quarter, then interest accrued at a Fixed Rate during the particular Interest Period shall be due and payable upon expiration of the Interest Period. Interest accrued on the Revolving Loan but not otherwise due and payable on the Revolving Loan Maturity Date shall become due and payable on the Revolving Loan Maturity Date. Interest accrued on the Term Loan but not otherwise due and payable on the Term Loan Maturity Date shall become due and payable on the Term Loan Maturity Date.

                  (2) PAYMENTS DUE ON BUSINESS DAYS. If any installment of interest or any other amount payable under any Loan Document becomes due and payable on a day other than a Business Day, the payment date for such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal or other payments that bear interest (other than interest first due on such date), interest thereon shall be payable at the then applicable rate during such extension; PROVIDED, HOWEVER, if any installment of interest relating to (i) Revolving Advances that have been converted to a Fixed Rate or (ii) the Term Loan, shall become due and payable on a Saturday, the payment date for such payment shall be the preceding Business Day.

                  (3) COMPUTATION OF INTEREST. All computations of interest calculated with respect to the LIBO Rate shall be made by Lender on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. All computations of interest calculated with respect to the Farm Credit One-Year Discount Note Rate, the Farm Credit Medium Term Note Rate, or at the Base Rate shall be made by Lender on the basis of a three hundred sixty five (365) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Any change in the applicable rate shall become effective on the day such change occurs. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

                  (4) DEFAULT RATE. Any overdue principal of or interest with respect to any Revolving Advance, or the Term Loan, and the amount of any fees, costs, or expenses that Borrower is obligated to pay to Lender under this Agreement or any Loan Document not paid when due, shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate. In addition, upon and after the occurrence of an Event of Default and continuing until such Event of Default has been cured or waived in writing by Lender in accordance with the terms of this Agreement, interest shall accrue on the Obligations at the Default Rate. The interest rate increase to the Default Rate shall take effect immediately upon the occurrence of an Event of Default, without prior notice to Borrower.

                  (5) INTEREST NOT TO EXCEED MAXIMUM LAWFUL RATE. Notwithstanding anything to the contrary set forth in this Agreement, if at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; PROVIDED, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender hereunder, is equal to the total interest which Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 2.7(e)) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the rate of interest set forth herein, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this SECTION 2.7(e), such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this
Section 2.7(e), shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Lender shall to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Revolving Loan and the Term Loan, then to the outstanding principal of the Revolving Loan, and the Term Loan (without premium or penalty), and then to Fees and any other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

                  (6) ADDITIONAL FIXED RATE PROVISIONS. If at any time Lender reasonably determines that for any reason adequate and reasonable means do not exist for ascertaining the LIBO Rate or the LIBO Rate generally becomes unavailable to Lender, Lender shall promptly give notice thereof to Borrower, and upon the giving of such notice, no new Fixed Rate may be selected by Borrower, until Lender is reasonably able to ascertain the LIBO Rate and Lender shall promptly notify Borrower at such time; PROVIDED, that Lender's determination under this SECTION 2.7(f) as to Borrower shall be in accordance with its treatment of other borrowers under commercial loans generally. In the event that any law, treaty, rule, regulation, or determination of a court or governmental authority or any change therein or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or governmental authority:

                           (1) shall subject Lender to any tax of any kind
whatsoever with respect to any LIBO Rate, or change the basis of taxation of payments to Lender of principal, interest or any other amount payable under any Loan Document (except for changes in the rate of tax on the overall net income of a Lender); or

                           (2) shall impose, modify or hold applicable any
reserve, special deposit, compulsory loan, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender; or

                           (3) shall impose on Lender any other condition; and
the result of any of the foregoing is to increase the cost to Lender of making, renewing, or maintaining any portion of the Revolving Loan or Term Loan with interest rates tied to the LIBO Rate and/or to reduce any amount receivable by Lender in connection therewith;

then in any such case, Borrower shall pay to Lender, immediately upon demand, such amount or amounts as may be necessary to compensate Lender for any additional costs incurred by Lender and/or reductions in amounts received by Lender which are attributable to LIBO Rates made available to Borrower hereunder. In determining which costs incurred by a Lender and/or reductions in amounts received by a Lender are attributable to such LIBO Rates, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower; PROVIDED, that Lender's determination under this SECTION 2.7(f) as to Borrower is in accordance with its treatment of other borrowers under commercial loans generally.

         1.11 FEES. In addition to the other Fees listed in this Agreement, Borrower shall pay to Lender the following Fees:

                  (1) LOAN FEE. Upon the Closing Date, Borrower shall pay to Lender a loan fee in the amount of Thirty Thousand Dollars ($30,000).

                  (2) UNUSED COMMITMENT FEE. In consideration of the commitment made by Lender under this Agreement, commencing on April 1, 2001 and continuing until the Revolving Loan Maturity Date, Borrower shall pay to Lender, a quarterly unused commitment fee (the "Unused Commitment Fee") equal to one-quarter of one percent (.25%) per annum of the average daily amount by which the Maximum Revolving Loan exceeds the outstanding balance of the Revolving Loan; PROVIDED, that the Unused Commitment Fee shall be subject to adjustment as provided below. If, as of the end of any Fiscal Year, Borrower's Consolidated Funded Debt to Consolidated EBITDA Ratio, for the period of such Fiscal Year falls within any of the levels listed below, then the Unused Commitment Fee applicable for the next Fiscal Year shall be adjusted, in the manner set forth below, to the applicable Unused Commitment Fee for such level listed below:

Consolidated Funded Debt                             Applicable Unused
to Consolidated EBITDA Ratio                           Commitment Fee
----------------------------                           --------------

1.25:1 or greater                                          .250%
Less than 1.25:1 but equal to or greater than 0.75:1       .200%
Less than 0.75:1                                           .175%

Any change to the applicable Unused Commitment Fee shall become effective as of the first (1st) day of the month after Borrower's delivery to Lender of the financial statements required to be delivered to Lender pursuant to Section 6.1(b) demonstrating to Lender's reasonable satisfaction that a change in the Unused Commitment Fee should occur. Notwithstanding anything to the contrary in the foregoing, if a Default or Event of Default shall have occurred and be continuing on the date that the Commitment Fee would otherwise adjust, then the Unused Commitment Fee shall remain or become two and one-half tenths of one percent (.25%) per annum. The Unused Commitment Fee shall be paid to Lender on
(i) the first day of each calendar quarter with respect to the previous calendar quarter, and (ii) the Revolving Loan Maturity Date, with respect to the period from the last full calendar quarter through the Revolving Loan Maturity Date.

         1.12 FEES CUMULATIVE AND NON-REFUNDABLE. All Fees payable under any Loan Document shall be cumulative and all Fees shall be considered fully earned on the date of payment and shall not be refundable under any circumstances.

         1.13 PURCHASE OF FARM CREDIT STOCK. On the Closing Date, Borrower shall purchase One Thousand Dollars ($1,000) of stock in PCFC and shall execute and deliver to PCFC such documents as may be required to consummate such purchase.

         1.14 RECEIPT OF PAYMENTS. Borrower shall make each payment under this Agreement not later than 10:30 A.M. (California time) on the day when due in lawful money of the United States of America by wire transfer of immediately available funds to the Collection Account. Borrower shall have advised Lender in writing of each payment being made by Borrower no later than 2:00 p.m. (California time) on the Business Day prior to the date of making of such payment. For purposes of computing interest and fees and determining the amount of funds available for borrowing by Borrower pursuant to ARTICLE II, payments of immediately available funds by wire transfer deposited in the Collection Account not later than 10:30 a.m. (California time) (and for which Lender has received notice prior to the making of such payment) shall be deemed received by Lender upon that Business Day. If payment shall be deposited later than 10:30 a.m. (California time) on any particular Business Day (or if Lender was not given prior notice of the payment by 2:00 p.m. (California time) on the Business Day preceding the date of payment), such payment shall be deemed received on the following Business Day. If Lender, in its sole discretion, determines to accept from Borrower payment by checks, drafts, or similar non-cash items, payment shall be deemed received by Lender two (2) Business Days after notice to Lender and deposit of such payment in the Collection Account.

         1.15 ACCOUNTING. Lender will provide a monthly accounting of transactions under the Revolving Loan, and a quarterly accounting of transactions under the Term Loan to Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding, and conclusive in all respects as to all matters reflected therein, unless Borrower or a Lender, within one hundred twenty (120) days after the date any such accounting is rendered, shall notify Lender in writing of any objection which Borrower or Lender may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower or Lender. Lender's determination, based upon the facts available, of any item objected to by Borrower or a Lender in such notice shall (absent manifest error) be final, binding, and conclusive, unless Borrower shall commence a judicial proceeding to resolve such objection within sixty (60) days following Lender's notifying Borrower of such determination.

         1.16 TAXES.

                  (1) Any and all payments by Borrower hereunder or under the Revolving Notes or Term Notes shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, Charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Note or Term Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

                  (2) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, excise, mortgage recording, or property taxes, Charges or similar levies that arise from any payment made hereunder or under the Revolving Notes, Term Notes, or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Agreement or the Revolving Notes, Term Notes, the Loan Documents and any other agreements and instruments contemplated thereby (hereinafter referred to as "Other Taxes").

                  (3) Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

                  (4) Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to each Lender the original or a certified copy of a receipt evidencing payment thereof.

                  (5) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.13 shall survive the payment in full of all Obligations and the Termination Date.

         1.17 CAPITAL ADEQUACY.

                  (1) Borrower shall pay to Lender from time to time on written request such amounts as Lender may reasonably determine to be necessary to compensate Lender for any increased costs to Lender that it reasonably determines are attributable to any law or regulation, or any interpretation, directive, or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing after the Closing Date any risk-based capital guideline or other capital requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any Governmental Authority in respect of Lender's Percentage of the Revolving Loan or Term Loan (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of Lender to a level below that which Lender could have achieved but for such law, regulation, interpretation, directive or request); PROVIDED that with respect to this Section 2.14, each Lender shall treat Borrower as Lender generally treats its other similarly situated borrowers.

                  (2) Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this
Section 2.14. Determinations and allocations by Lender for purposes of this
Section 2.14 of the effect of any Regulatory Change pursuant to or of capital maintained pursuant to this Section 2.14, on its costs or rate of return of maintaining Revolving Advances or the Term Loan and or its commitment to make Revolving Advances or the Term Loan, and of the amounts required to compensate Lender under this Section 2.14, shall be conclusive absent manifest error or bad faith.

                  (3) As used in this Section 2.14, "Regulatory Change" shall mean any change after the Closing Date in federal, state, or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including Lender of or under any Federal, state, or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                                  ARTICLE III.

                                   COLLATERAL

         1.18 BORROWER'S OBLIGATIONS. The Obligations of Borrower to pay all sums due to Lender and to perform all other covenants and agreements under this Agreement and the other Loan Documents to which Borrower is a party, shall be secured by all Collateral to the extent provided in the Security Documents.

         1.19 ASSURANCES. Borrower shall, at its sole cost and expense, execute and deliver to Lender all such further documents, instruments, and agreements and to perform all such other acts which may be reasonably required in the opinion of Lender to enable Lender to perfect, protect, exercise, or enforce their respective rights as the secured parties or beneficiaries under the Security Documents. To the extent permitted by applicable law, Borrower hereby authorizes Lender to file financing statements and continuation statements with respect to the security interests granted under the Security Documents in favor of Lender and to execute such financing statements and continuation statements on behalf of Borrower and hereby grants Lender with a limited power-of-attorney to do so. Such power-of-attorney is coupled with an interest and is irrevocable.

                                   ARTICLE IV.

                              CONDITIONS PRECEDENT

         1.20 CONDITIONS PRECEDENT TO CLOSING DATE. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, the Closing Date shall not occur until and unless each and every one of the following conditions has been satisfied or waived, in Lender's sole discretion:

                  (1) Borrower shall have delivered to Lender all documents required by Lender to be delivered on or before the Closing Date.

                  (2) Lender shall have received from Borrower all financial statements and from Borrower all agreements, documents, and schedules that Lender shall consider necessary or appropriate in connection with this Agreement;

                  (3) Borrower shall concurrently consummate the Acquisition;

                  (4) No Material Adverse Effect shall have occurred or shall exist; and

                  (5) No Default or Event of Default shall have occurred and be continuing.

         1.21 CONDITIONS PRECEDENT TO EACH REVOLVING ADVANCE AND THE TERM LOAN. It shall be a condition to the funding of the initial and each subsequent Revolving Advance and the Term Loan that the following statements shall be true on the date of each such funding or advance:

                  (1) All of Borrower's representations and warranties contained herein or in any of the Loan Documents shall be true and correct in all material respects on and as of the Closing Date and the date of each such Revolving Advance is incurred as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement.

                  (2) No event shall have occurred and be continuing, or would result from the funding of any Revolving Advance or the Term Loan, which (i) constitutes or would constitute a Default or an Event of Default, or (ii) which has a Material Adverse Effect.

                  (3) After giving effect to each Revolving Advance, the aggregate principal amount of the Revolving Loan shall not exceed the Maximum Revolving Loan.

The acceptance by Borrower of the proceeds of (i) any Revolving Advance or (ii) the Term Loan, shall be deemed to constitute, as of the date of such acceptance, a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

                  To induce Lender to make the Revolving Loan and Term Loan, as herein provided for, Borrower makes the following representations and warranties to Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement, and shall survive the execution and delivery of this Agreement:

         1.22 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. MLO is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. ML Resources, Inc. is the managing general partner of MLO. ML Resources, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Neither Borrower has any Subsidiaries. Each Borrower (i) is duly qualified as a foreign corporation or limited partnership and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate all real property that it owns, to lease the real property it operates under lease, and to conduct its business as now, heretofore, and proposed to be conducted; (iii) has all material licenses, permits, consents, or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation, and conduct; (iv) is in compliance with its certificate of incorporation and by-laws, or its agreement of limited partnership, as applicable; and (v) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

         1.23 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party, and all instruments and documents required to be delivered by Borrower under any of the Loan Documents, and the creation of all Liens provided for in any Loan Documents: (i) are within Borrower's corporate or partnership power; (ii) have been duly authorized by all necessary or proper corporate or partnership action; (iii) are not in contravention of any provision of Borrower's certificate of incorporation or by-laws or agreement of limited partnership, as applicable; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except for consents or approvals which have been duly obtained or specifically waived in writing by Lender. At or prior to the Closing Date, each of the Loan Documents required hereunder to be delivered at or prior to the Closing Date shall have been duly executed and delivered on behalf of Borrower and each shall then constitute a legal, valid, and binding obligation of Borrower, to the extent it is a party thereto, enforceable against it in accordance with its terms except for general principles of equity and the effect of bankruptcy, insolvency, and other laws affecting the rights of creditors generally.

         1.24 ACQUISITION; SOLVENCY; PROJECTIONS. The Acquisition has been duly consummated in accordance with its terms, neither Borrower nor any other party are in default thereunder, and all of the transactions engaged in by Borrower as part of such agreement were legal and valid and in compliance with all applicable law. True and correct copies of all documents relating thereto were delivered to Lender. Borrower is solvent and will be solvent after completion of such acquisition and after giving effect to the initial advance hereunder. All budget forecasts and projections of Borrower delivered to Lender are based upon reasonable estimates and assumptions, all of which are fair in light of current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Borrower of the results of operations and other information projected therein.

         1.25 OWNERSHIP OF PROPERTY; LIENS. None of the properties and assets of Borrower are subject to any Liens, except Permitted Encumbrances and the Lien in favor of Lender pursuant to the Security Documents. All real property owned or leased by Borrower on the Closing Date is set forth on Parts (A) and (B) of the Disclosure Schedule. Neither Borrower nor any other party to any such lease is in default of its obligations thereunder, except for any default which would not have a Material Adverse Effect. All permits required to have been issued to enable the real property owned or leased by Borrower to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect, except for any permit for which the failure of such permit to be issued and in full force and effect would not have a Material Adverse Effect. Borrower has not received any notice, and to Borrower's knowledge does not have, any pending, threatened, or contemplated condemnation proceeding affecting any real property owned or leased by Borrower or any part thereof, or of any sale or other disposition of any real property owned or leased by Borrower or any part thereof in lieu of condemnation.

         1.26 NO DEFAULT. Borrower is not in default, and to Borrower's knowledge no third party is in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party which default in each case or in the aggregate would have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         1.27 BURDENSOME RESTRICTIONS. No contract, lease, agreement, or other instrument to which Borrower is a party or is bound and no provision of applicable law or governmental regulation has a Material Adverse Effect, or insofar as Borrower can reasonably foresee, may have a Material Adverse Effect.

         1.28 LABOR MATTERS. There are no strikes or other labor disputes against Borrower that are pending or, to Borrower's knowledge, threatened which would have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which would have a Material Adverse Effect. All payments due from Borrower on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower.

         1.29 OTHER VENTURES. Except as set forth in Part (C) of the Disclosure Schedule, Borrower is not engaged in any joint venture or partnership with any other Person.

         1.30 INVESTMENT COMPANY ACT. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Loan and Term Loan by Lender, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation, or order issued by the Securities and Exchange Commission thereunder.

         1.31 MARGIN REGULATIONS. Borrower does not own any "margin security", as that term is defined in Regulations U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Revolving Advances and Term Loan will not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U, or X of the Federal Reserve Board.

         1.32 TAXES. All federal, state, local, and foreign tax returns, reports, and statements, including information returns required to be filed by Borrower, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge, or loss has been paid. Borrower has paid when due and payable all Charges required to be paid by it. Proper and accurate amounts have been withheld by Borrower from their respective employees for all periods in full and complete compliance with the tax, social security, and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. None of Borrower's tax returns with respect to Borrower's corporate income are currently being audited by the Internal Revenue Service or any other applicable Governmental Authority.

         1.33 ERISA. Each "Plan" (as defined below) is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code ("IRC") and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan to the extent that the failure to pay any such contribution or benefit would have a Material Adverse Effect. There are no pending or, to Borrower's knowledge, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against Borrower or any Plan or its assets. Neither Borrower nor any ERISA Affiliate of either has incurred or reasonably expects to incur any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan. Borrower has not engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject Borrower (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability. As used above, the term "Plan" means, with respect to Borrower or any ERISA Affiliate of either, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them. The terms "Qualified Plan" and "Multiemployer Plan" shall have the meaning given them in ERISA.

         1.34 NO LITIGATION. Except as set forth in Part (D) of the Disclosure Schedule, no action, claim or proceeding is now pending or, to Borrower's Knowledge, threatened against Borrower, at law, in equity or otherwise, before any court, board, commission, agency, or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could have a Material Adverse Effect, nor to Borrower's knowledge does a state of facts exist which is reasonably likely to give rise to such proceedings. None of the matters set forth in Part (D) of the Disclosure Schedule questions the validity of any of the Loan Documents or any action taken or to be taken pursuant thereto, or would have either individually or in the aggregate a Material Adverse Effect.

         1.35 BROKERS. No broker or finder acting on behalf of Borrower brought about the obtaining, making, or closing of the loans made pursuant to this Agreement or the transactions contemplated by the Loan Documents and has no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         1.36 PATENTS, TRADEMARKS, COPYRIGHTS, AND LICENSES. Borrower owns or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are necessary to the conduct of

Borrower's business, without known conflict with the rights of others. To the best knowledge of Borrower, no product of Borrower infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark and trade name or other right owned by any other Person. To the best knowledge of Borrower, there is no material violation by any Person of any right of Borrower with respect to any patent, copyright, service mark, trademark and trade name or other right owned by Borrower.

         1.37 FULL DISCLOSURE. To Borrower's Knowledge, no information contained in this Agreement, the other Loan Documents, any budget forecasts or projections, the financial statements delivered to Lender, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement, which has previously been delivered to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

         1.38 ENVIRONMENTAL MATTERS. Borrower is and has been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000. Borrower has obtained, and is in compliance with, all environmental permits required by Environmental Laws for the operations of its business, except where the failure to so obtain or comply with such environmental permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing. Borrower is not involved in operations and does not know of any facts, circumstances or conditions, including any releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrower that could reasonably be expected to exceed $100,000. There is no litigation arising under or related to any Environmental Laws, environmental permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief against, or that alleges criminal misconduct by, Borrower. No notice has been received by Borrower identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in Borrower being identified as a "potentially responsible party" under CERCLA or analogous state statutes.

         1.39 INSURANCE POLICIES. Borrower has disclosed to Lender in writing all insurance of any nature maintained for current occurrences by Borrower, as well as a summary of the terms of such insurance. Borrower shall maintain "All Risk" physical damage insurance on all of Borrower's tangible real and personal property and assets, wherever located, and covers, without limitation, fire and extended coverage, boiler and machinery coverage, liquids, theft, burglary, explosion, collapse, and all other hazards and risks ordinarily insured against by owners or users of such properties in similar businesses. All policies of insurance on such real and personal property contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender (Form 438 BFU or its equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, provides that the insurance companies will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. In addition, Borrower shall maintain the following types of insurance coverage, in such amounts as may be approved by Lender: (a) comprehensive general liability insurance on an "occurrence basis" against claims for personal injury, bodily injury and property damage, including premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property coverage, products and completed operations liability; (b) statutory limits of worker's compensation insurance, (c) automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury, and property damage; and (d) umbrella insurance. All of such policies are in full force and effect and in form and with insurers recognized as adequate by Lender, and provide coverage of such risks and for such amounts as are customarily maintained for businesses of the scope and size of Borrower's and as otherwise acceptable to Lender. Each insurance policy contains a clause which provides that Lender's interest under such policy shall not be invalidated by any act or omission to act of, or any breach of warranty by, the insured, or by any change in the title, ownership or possession of the insured property, or by the use of the property for purposes more hazardous than is permitted in such policy. Borrower has delivered to Lender a certificate of insurance that evidences the existence of each policy of insurance, payment of all premiums therefor and compliance with all provisions of this Agreement.

         1.40 PACA. Borrower is not a "dealer," "commission merchant," or "broker" under PACA, and Borrower's assets are not subject to the trust provisions provided for under PACA.

                                   ARTICLE VI.

                      FINANCIAL STATEMENTS AND INFORMATION

         1.41 REPORTS AND NOTICES. Borrower covenants and agrees that it shall deliver to each Lender:

                  (1) Within forty-five (45) days after the end of each Fiscal Quarter, (i) financial and other information requested by Lender, including an internally-prepared statement of income and cash flow, balance sheet, and management letter, each of which would provide comparisons to the prior year's equivalent period and to the budgets provided to Lender, (ii) the certification of the chief financial officer of Borrower that all such financial statements and schedules are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments), the financial position, the results of operations and the statements of cash flows of Borrower as at the end of such month and for the period then ended, that there was no Default or Event of Default in existence as of such time; (iii) a certificate in the form attached hereto as Exhibit B, containing the certification of Borrower's chief financial officer that Borrower has complied with all of the covenants set forth in Section 8.12 as of the end of such Fiscal Quarter;

                  (2) Within ninety (90) days after the end of each Fiscal Year, audited financial statements, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without qualification by a firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Lender, and accompanied by (i) a report from such accountants to the effect that in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default had occurred and that, to the best of their knowledge, Borrower was in compliance with all the covenants set forth in Section 8.12 as of the end of such Fiscal Year, (ii) the annual letter from Borrower's chief financial officer to such accountants in connection with their audit examination detailing Borrower's contingent liabilities and material litigation matters involving Borrower, (iii) a certification of the chief financial officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position, the results of operations and the statements of cash flow of Borrower as at the end of such year and for the period then ended and that there was no Default or Event of Default in existence as of such time, and
(iv) a certificate in the form attached hereto as Exhibit B, containing the certification of Borrower's chief financial officer that Borrower has complied with all of the covenants set forth in Section 8.12 as of the end of such Fiscal Year;

                  (3) Within ninety (90) days after the start of any Fiscal Year, an annual budget and forecast for such Fiscal Year, substantially in the form provided to Lender prior to the Closing Date, and containing such information as Lender shall request;

                  (4) Within ninety (90) days after completion of crop harvesting, an annual crop production report containing such information as Lender shall request;

                  (5) As soon as practicable, but in any event within one (1) Business Day after Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within three
(3) Business Days;

                  (6) Copies of all federal, state, local and foreign tax returns, information returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower; and

                  (7) Such other information respecting Borrower's business, financial condition or prospects as Lender may, from time to time, reasonably request.

         1.42 COMMUNICATION WITH ACCOUNTANTS. Lender is authorized to communicate directly with Borrower's independent certified public accountants and tax advisors, and such accountants and tax advisors are hereby authorized to disclose directly to Lender any and all financial information requested by Lender.

                                  ARTICLE VII.

                              AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that, unless Lender shall have otherwise consented, Borrower shall comply with and observe each of the following covenants.

         1.43 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or partnership existence and its rights and franchises;
(b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) maintain all of its property that is necessary or useful in the proper conduct of its business in good working condition (taking into consideration ordinary wear and tear).

         1.44 PAYMENT OF OBLIGATIONS. Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges imposed upon it, its income, and profits, or any of its property, and lawful claims for labor, materials, supplies, and services or otherwise before any thereof shall become in default, except for those that are being contested in good faith by proper legal actions or proceedings.

         1.45 BOOKS AND RECORDS. Borrower shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements delivered to Lender.

         1.46 LITIGATION. Borrower shall notify Lender in writing, promptly upon learning thereof, of any litigation commenced or threatened against Borrower, and of the institution against it of any suit or administrative proceeding that
(a) may involve an amount in excess of One Hundred Thousand Dollars ($100,000) or (b) may have a Material Adverse Effect if adversely determined.

         1.47 INSURANCE. Borrower shall, at its sole cost and expense, maintain the policies of insurance described in Section 5.18 in form and with insurers recognized as adequate by Lender, and all such policies shall be in such amounts as may be reasonably satisfactory to Lender. In addition, Borrower shall notify Lender promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline. Borrower hereby directs all present and future insurers under its "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Lender. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees, or agents designated by Lender) as Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling, and adjusting claims under the "All Risk" policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance, and for making all determinations and decisions with respect to such "All Risk" policies of insurance; provided Lender agrees that it shall not exercise its right to settle or adjust any claim unless an Event of Default has occurred and is continuing. In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Lender, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral. Lender reserves the right at any time, upon review of Borrower's risk profile, to require additional forms and limits of insurance to, in Lender's reasonable judgment, after consultation with Borrower, adequately protect Lender's interests.

         1.48 COMPLIANCE WITH LAWS AND AGREEMENTS. Borrower shall comply in all material respects with all federal, state and local laws and regulations applicable to it. Borrower shall perform, within all required time periods, all of its obligations and enforce all of its rights under each material agreement to which it is a party.

         1.49 ENVIRONMENTAL MATTERS. Borrower shall (i) comply in all material respects with the Environmental Laws applicable to it, (ii) notify Lender promptly after knowledge in the event of any spill or release which is reportable to any Governmental Authority upon any premises owned or occupied by it, and (iii) promptly forward to Lender a copy of any order, notice, permit, application, or any other communication or report received by Borrower in connection with any matter relating to the Environmental Laws that may materially affect such premises.

         1.50 INTEREST RATE PROTECTION. Borrower shall provide evidence to Lender, within thirty (30) days after the Closing Date, that Borrower shall have fixed or hedged interest rates for not less than sixty-five percent (65%) of Term Loan Tranche B for a period of not less than two (2) years.

                                  ARTICLE VIII.

                               NEGATIVE COVENANTS

                  Borrower covenants and agrees that, unless Lender shall have otherwise consented, Borrower shall comply with and observe each of the following covenants.

         1.51 MERGERS, ETC.; CHANGE OF BUSINESS. Borrower shall not, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form any Subsidiary. Borrower shall not engage in any business other than those businesses in which Borrower is engaged on the Closing Date.

         1.52 CAPITAL STRUCTURE. Borrower shall not make any material changes in its capital structure or amend its certificate of incorporation, by-laws, limited partnership agreement without the prior written consent of Lender, which consent will not be unreasonably withheld.

         1.53 INVESTMENTS; LOANS AND ADVANCES. Borrower shall not make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; provided, that Borrower may: (a) make and maintain investments in cash equivalents, (b) make and maintain loans or advances to, any of its wholly-owned Subsidiaries (provided that the creation of such wholly-owned Subsidiary has been approved by Lender and has guaranteed all Obligations and secured such guarantee by a first priority security interest in all of such Subsidiary's assets), (c) loans to employees to the extent disclosed to an approved by Lender, (d) investments existing on the Closing Date to the extent approved by Lender.

         1.54 INDEBTEDNESS. Except as otherwise expressly permitted by this Agreement, Borrower shall not create, incur, assume, or permit to exist any Indebtedness, except (a) Indebtedness secured by Permitted Encumbrances, (b) the Revolving Loan, (c) the Term Loan, (d) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, (e) Indebtedness under Capital Leases to the extent permitted under this Agreement, but not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) at any time outstanding,
(f) Indebtedness secured by property of Borrower other than the Collateral in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000), (g) unsecured Indebtedness in an aggregate amount not to exceed Six Million Dollars ($6,000,000), and (h) purchase money indebtedness with respect to the acquisition of new capital assets so long as such Indebtedness is secured only by the particular asset being acquired.

         1.55 TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into or be a party to any transaction with (including the purchase from, sale to, or exchange of property with, or the rendering of any service by or for) any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms that are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of Borrower; provided, that MLO may reimburse ML Resources, Inc. for reasonable management expenses.

         1.56 LIENS. Borrower shall not create or permit any Lien on any of its properties or assets except the Lien of Lender under the Loan Documents and Permitted Encumbrances.

         1.57 SALES OF ASSETS. Borrower shall not sell, transfer (including any consensual transfer such as the execution of a deed in lieu of foreclosure), convey, assign, or otherwise dispose of any of its assets or properties involved in Borrower's macadamia operations; provided, that the foregoing shall not prohibit (i) the sale of inventory in the ordinary course of business, (ii) disposal of worn out or obsolete assets, (iii) the sale or other disposal of used equipment which is being replaced by equipment having a similar value or serving a similar function, and (iv) sale of other assets in an aggregate amount not to exceed One Million Dollars ($1,000,000) from and after the Closing Date.

         1.58 CANCELLATION OF CLAIMS. Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

         1.59 RESTRICTED PAYMENTS. Borrower shall not make any Restricted Payments; provided, that so long as no Default or Event of Default then exists, has occurred within the twelve (12) months immediately preceding such proposed Restricted Payment, or would result from such Restricted Payment, Borrower may make Restricted Payments if all of the following requirements are fulfilled: (a) the making of such Restricted Payment, if it had been made in the preceding Fiscal Quarter, would not have caused Borrower to breach any of the financial covenants set forth in Section 8.12, (b) after giving effect to such Restricted Payment, MLO's Working Capital would not be less than Two Million Five Hundred Thousand Dollars ($2,5000,000), (c) after giving effect to such Restricted Payment, the ratio of MLO's Current Assets to Current Liabilities shall not be less than one and one-half to one (1.5:1.0); (d) the aggregate amount of all Restricted Payments made during the period from and after January 1, 2000 to and including the date of the Restricted Payment in question shall not have exceeded the sum of (i) Three Million Dollars ($3,000,000), plus (ii) the aggregate amount of MLO's Consolidated Net Cash Flow, on a cumulative basis, from January 1, 2000 to and including the last day of the most recently completed Fiscal Quarter.

         1.60 ENVIRONMENTAL COMPLIANCE. Borrower shall not and shall not knowingly permit any other Person within the control of Borrower to cause or permit the presence, use, generation, manufacture, installation, release, discharge, storage or disposal of any Hazardous Materials on, under, in or about any of its real estate or the transportation of any Hazardous Materials to or from any real estate where such presence, use, generation, manufacture, installation, release, discharge, storage or disposal would violate any Environmental Laws, the violation of which would have a Material Adverse Effect.

         1.61 PACA LICENSE. Borrower shall not obtain or attempt to obtain a dealer license under PACA.

         1.62 FINANCIAL COVENANTS.

                  (1) MINIMUM TANGIBLE NET WORTH. MLO shall not permit its Tangible Net Worth, as of the last day of any Fiscal Quarter to be less than the applicable "Minimum Tangible Net Worth Amount." The Minimum Tangible Net Worth Amount shall initially be Fifty-Seven Million Five Hundred Thousand Dollars ($57,500,000) and shall be reduced dollar for dollar on by the amount (to the extent positive) that (i) the aggregate amount of all Restricted Payments made by MLO after the Closing Date (but only if such Restricted Payments were permitted by the terms of this Agreement at the time they were made), exceeds
(ii) the cumulative amount of Consolidated Net Income achieved by MLO after the Closing Date.

                  (2) CAPITALIZATION RATIO. Borrower shall not permit the ratio of (i) Consolidated Funded Debt, to (ii) Consolidated Total Capitalization, as of the last day of any Fiscal Quarter, to exceed twenty percent (20%).

                  (3) DEBT COVERAGE RATIO. Commencing with the first full Fiscal Quarter following the Closing Date, Borrower shall not permit the Consolidated Debt Coverage Ratio for the four Fiscal Quarters immediately preceding each measurement date, as of the last day of each Fiscal Quarter to be less than two and one half to one (2.5:1.0).


                                   ARTICLE IX.

                                    INDEMNITY

         1.63 INDEMNIFICATION. Borrower shall indemnify and hold Lender and Lender's affiliates, subsidiaries, officers, directors, employees, attorneys, and agents (each, an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements (including allocated costs of internal counsel) and other costs of investigations or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by such Indemnified Person as a result of credit having been extended under this Agreement and the other Loan Documents or in connection with Lender's interest in any Collateral; provided, that Borrower shall not be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense was the result of any action by such Indemnified Person or results from such Indemnified Person's gross negligence or willful misconduct. NEITHER LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO BORROWER, ANY OTHER PERSON, ANY SUCCESSOR, ASSIGNEE, OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS.


                                   ARTICLE X.

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         1.64 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (1) FAILURE TO PAY PRINCIPAL. Borrower shall fail to make any payment of principal owing with respect to the Revolving Loan or any regularly scheduled payment of principal owing with respect to the Term Loan when due and payable and such failure shall remain uncured for a period of two (2) Business Days; provided that the failure to make such payment may only be cured by paying the amount due together with interest on such amount at the Default Rate.

                  (2) FAILURE TO PAY INTEREST OR OTHER AMOUNTS OTHER THAN EXPENSES. Borrower shall fail to make any payment of interest on the Revolving Loan, the Term Loan, or any other amount (other than expenses payable under any Loan Document) owing with respect to the Revolving Loan, the Term Loan or any of the other Obligations when due and payable or declared due and payable and such failure shall remain uncured for a period of two (2) Business Days; provided that the failure to make such payment may only be cured by paying the amount due together with interest on such amount at the Default Rate.

                  (3) FAILURE TO PAY EXPENSES. Borrower shall fail to make any payment of any expenses payable under any Loan Document, and such failure shall have remained uncured for a period of ten (10) days after Borrower has received notice of such failure from Lender; provided that the failure to make such payment may only be cured by paying the amount due together with interest on such amount at the Default Rate.

                  (4) BREACH OF COVENANTS OR OTHER PROVISIONS OF THIS AGREEMENT. Borrower shall fail or neglect to perform, keep, or observe any other provision of this Agreement or of any of the other Loan Documents, and the same is by its nature incapable of being cured or shall remain unremedied for a period ending on the first to occur of twenty (20) days after Borrower shall receive written notice of any such failure from Lender or thirty (30) days after Borrower shall become aware thereof. A breach by Borrower of the financial covenants set forth in Section 8.12 are incapable of being cured.

                  (5) DEFAULT UNDER OTHER INDEBTEDNESS. A default shall occur under any other agreement, document, or instrument to which Borrower is a party or by which Borrower or Borrower's property is bound and such default involves the failure to make any payment (whether of principal, interest, or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but only after expiration of any cure periods provided by the underlying agreement, document, or instrument) in respect of any Indebtedness of Borrower in excess of One Hundred Thousand Dollars ($100,000).

                  (6) BREACH OF REPRESENTATION OR WARRANTY. Any material representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement, or certificate made or delivered to Lender by Borrower shall be untrue or incorrect, as of the date when made or deemed made (including those made or deemed made pursuant to Section 4.2) and the same is by its nature incapable of being cured or shall remain unremedied for a period ending on the first to occur of twenty (20) days after Borrower shall receive written notice of any such failure from Lender or thirty (30) days after Borrower shall become aware thereof.

                  (7) LOSS OF ASSETS. (i) Any of the assets of Borrower shall be attached, seized, levied upon, or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days, (ii) any Person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of Borrower's assets and such application shall remain unstayed or undismissed for thirty (30) consecutive days, or (iii) Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay, or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

                  (8) INVOLUNTARY INSOLVENCY ACTIONS. A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order (i) under the Bankruptcy Code, or any other applicable federal, state, or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  (9) VOLUNTARY INSOLVENCY ACTIONS. Borrower shall (i) file a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Borrower or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

                  (10) JUDGMENTS. Final judgment or judgments for the payment of money in excess of Fifty Thousand Dollars ($50,000) in the aggregate shall be rendered against Borrower and the same shall not be (i) fully covered by insurance, or (ii) vacated, stayed, bonded, paid, or discharged for a period of thirty (30) days.

                  (11) MATERIAL ADVERSE EFFECT. There shall occur any event or circumstance that constitutes a Material Adverse Effect.

         1.65 ACCELERATION; REMEDIES.

                  (1) AUTOMATIC ACCELERATION; EXERCISE OF REMEDIES. If an Event of Default shall occur and be continuing: (i) all Obligations and any indebtedness of Borrower under any of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender's option and without notice be accelerated and become immediately due and payable without presentment, demand, protest, or notice of dishonor, all of which are hereby expressly waived by Borrower; and (ii) the obligation, if any, of Lender to make further Revolving Advances shall immediately cease and terminate. Lender shall have all rights, powers, and remedies available under each of the Loan Documents, including the right to resort to any or all Collateral for any Obligations and to exercise any or all of the rights of a beneficiary or secured party with respect to the Collateral pursuant to applicable law. All rights, powers and remedies of Lender in connection with each of the Loan Documents (x) may be exercised at any time and from time to time after the occurrence and during the continuation of an Event of Default, (y) are cumulative and not exclusive, and (z) shall be in addition to any other rights, powers or remedies provided by law or equity. Without limiting the foregoing, Lender may, as provided in the Farm Credit Act of 1971, as amended, retire and cancel all or any portion of Borrower's stock or other equities in Lender and apply the proceeds thereof to the Obligations. In addition, Lender may hold, set off, sell, and/or apply against Borrower's indebtedness any and all cash, accounts, securities, instruments, documents, or other property in Lender's possession or under its control.

                  (2) PAYMENTS TO THIRD PARTIES. At its sole discretion and without any obligation to do so, Lender may pay any amount to any Person as Lender deems reasonably necessary to preserve the value of, avoid loss of or damage to, or prevent foreclosure, sale, or forfeiture of any of the Collateral, including bidding at or redeeming from any sale of Collateral. Any amounts paid or expended by Lender in connection herewith shall constitute Obligations which shall be payable on demand and which shall bear interest at the Default Rate from the date paid by Lender.

                  (3) APPOINTMENT OF RECEIVER. After the occurrence of an Event of Default, Lender may (but shall not be obligated to) seek to obtain the appointment of a receiver who shall be vested with any and all such powers and rights as Lender may request of the court, including the right (i) to sell the Collateral at one or more private or public sales, (ii) to undertake cultivation, harvest, purchasing, processing, sales, collections, or other work in connection with any Collateral (or any portion thereof) in accordance with this Agreement and the other Loan Documents (or any other plan of cultivation, harvest, processing, preservation or maintenance approved by Lender and the receiver or the court), and (iii) to exercise any or all such rights, powers or privileges as Borrower or Lender might exercise on its own behalf.

         1.66 DISTRIBUTION AND APPLICATION OF AMOUNTS RECEIVED AFTER AN EVENT OF DEFAULT. Any amounts received by Lender on account of the Obligations after an Event of Default, whether from voluntary payment by Borrower, from a foreclosure sale, or from some other source shall be distributed against such portions of the Obligations and in such order as Lender, in its sole discretion, shall determine. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower as Lender may deem advisable.

         1.67 WAIVERS BY BORROWER. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal, and exemption laws.

                                   ARTICLE XI.

                                  MISCELLANEOUS

         1.68 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower and Lender and their respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate, or otherwise convey its rights, benefits, obligations, or duties hereunder or thereunder without the prior express written consent of Lender. Any purported assignment, transfer, hypothecation, or other conveyance by Borrower without the prior express written consent of all of Lender shall be void. Lender may sell, assign, transfer, grant a participation in, or otherwise dispose of all or any portion of its interest in this Agreement at any time without consent of Borrower. In connection therewith, Lender shall be entitled to provide to any assignee or participant or prospective assignee or participant such information pertaining to Borrower as Lender may deem appropriate or such assignee or participant or prospective assignee or participant may request; provided, that such assignee or participant or prospective assignee or participant shall agree (a) to treat in confidence such information, and (b) not to make use of such information for purposes of transactions other than contemplated by such assignment or participation.

         1.69 COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; CONSENTS AND WAIVERS. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered, or amended except by an agreement in writing executed by Borrower and Lender. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and executed by Lender.

         1.70 FEES AND EXPENSES. Borrower shall reimburse Lender for all reasonable fees, costs, and expenses incurred in connection with: (a) the preparation and negotiation of the Loan Documents (including the reasonable fees and expenses of internal counsel, and appraisers and consultants, retained in connection with the Loan Documents and the transactions contemplated thereby and advice in connection therewith); (b) any amendment, modification, or waiver of, or consent with respect to, any of the Loan Documents; (c) any advice in connection with the administration of the Revolving Loan, the Term Loan, this Agreement, any Loan Document, or the Collateral; (d) any litigation, contest, dispute, suit, proceeding, or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Lender by virtue of this Agreement, or the other Loan Documents, under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law (including the seeking of relief from the automatic stay or proposal of opposition to a plan of reorganization); (e) any attempt to enforce any rights of Lender against Borrower or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; or (f) any attempt to (i) monitor the Revolving Loan or Term Loan, (ii) evaluate, observe, assess Borrower or its affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral, including and field inspections; then, in any such event, the reasonable attorneys' and other professional and service providers' fees (including internally-allocated costs of in-house counsel) arising from such services, including those of any appellate proceedings, and all expenses, costs, charges, and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3, shall be payable, on demand, by Borrower to Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents by all of the Collateral.

         1.71 ACCESS. Borrower shall provide access to Lender, exercisable as frequently as Lender reasonably determines to be appropriate, upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times), during normal business hours (or at such other times as may reasonably be requested by Lender), to inspect the properties and facilities of Borrower and to inspect, audit, and make extracts from all of Borrower's records, files, and books of account and Borrower shall make such items available to Lender.

         1.72 NO WAIVER BY LENDER. Lender's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement and any of the other Loan Documents shall not waive, affect, or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under the Loan Documents shall not suspend, waive, or affect any other Event of Default by Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants, and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower under this Agreement and no defaults by Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver.

         1.73 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         1.74 PARTIES. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Borrower, each Lender and the assigns, transferees and endorsees of each Lender..

         1.75 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURTS OF SAN FRANCISCO COUNTY, CALIFORNIA, OR, AT LENDER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING FOR SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 11.9 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

         1.76 NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given or delivered to or served upon any of the parties by another, or whenever any of the parties desires to give or deliver or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing, shall be addressed to the addresses set forth below, or such other or additional address as the parties may notify each other of in writing, and shall be deemed to have been sent, delivered, or given and received upon the earlier of: (a) if by facsimile, upon transmission if transmission occurs between 8:00 a.m. and 5:00 p.m. on any Business Day; (b) if by Federal Express or other overnight or one-day mail or delivery service, on the next Business

Day following deposit with such delivery service; (c) if by personal delivery, upon completion of delivery; or (d) if by mail, three (3) Business Days after deposit in the U.S. Mail, first class, postage prepaid :

                  (1)      If to Lender, at:

                           Pacific Coast Farm Credit Services
                           5560 South Broadway
                           Eureka, California  95503
                           Attention: Account Officer - ML Macadamia Orchards
                           Facsimile:  (707) 442-1268

                           Pacific Coast Farm Credit Services
                           200 Concourse Boulevard
                           Santa Rosa, California  95403
                           Attention: Account Officer - ML Macadamia Orchards
                           Facsimile:  (707) 545-9400

                  (2)      If to Borrower, at:

                           ML Macadamia Orchards, L.P.
                           ML Resources, Inc.
                           827 Fort Street
                           Honolulu, Hawaii  96813
                           Attention: _____________
                           Facsimile: _____________


or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

         1.77 SURVIVAL. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

         1.78 SECTION TITLES. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         1.79 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

         1.80 PERFORMANCE ALWAYS DUE ON BUSINESS DAY. To the extent that any date under this Agreement is not a Business Day, then the payment or performance due on such day shall be due on the next Business Day.

         1.81 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

         1.82 TIME OF THE ESSENCE. Time is of the essence in every provision of this Agreement.

         1.83 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                   ML MACADAMIA ORCHARDS, L.P., a Delaware
                                   limited partnership

                                   By: ML RESOURCES, INC., a Hawaii
                                   corporation, its managing general partner

                                            By: s/s Gregory A. Sprecher
                                                -----------------------
                                            Name:Gregory A. Sprecher
                                                 -------------------
                                            Title:Senior Vice President
                                                  ---------------------

                                   ML RESOURCES, INC., a Hawaii corporation, as
                                   Borrower

                                            By: s/s Gregory A. Sprecher
                                                -----------------------
                                            Name:Gregory A. Sprecher
                                                 -------------------
                                            Title:Senior Vice President
                                                  ---------------------


                                   PACIFIC COAST FARM CREDIT SERVICES, PCA

                                   By:______________________________
                                   Name:____________________________
                                   Title:___________________________